Exhibit (a)(1)(Z)

Exhibit (a)(1)(Z) JPMorgan 23rd Annual Healthcare Conference

January 13, 2005

Forward-Looking Statements

Except for historical information discussed, the statements made today are forward-looking statements that involve risks and uncertainties.

Investors are cautioned that such statements are only predictions and that actual events or results may differ materially.

These forward-looking statements speak only as of this date. We undertake no obligation to publicly release the results of any revisions to the forward-looking statements made today, to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

To facilitate comparisons and enhance understanding of core operating performance, certain financial measures have been adjusted from the comparable amount under generally accepted accounting principals (GAAP) to exclude the impact of special items.

A detailed reconciliation of adjusted numbers to GAAP is posted on our web site at www.omnicare.com.

Omnicare’s Offer for NeighborCare

Premium Value and Certainty of Cash $30.00 per share in cash with fully committed financing

70% premium to stock price day prior to public announcement offer 40% premium to 30-day average stock price (ending May 21, 2004) $4 per share more than NeighborCare’s previous all time high

Transaction Value: $1.5 billion(1) Tender offer expiration:

February 4, 2005 (5:00 PM NYC time)

Calculated as equity value plus debt ($258 million), minority interest ($10 million) less cash ($91 million), as per public filings.

Omnicare’s Offer for NeighborCare

Creation of a Premier Institutional Pharmacy

Stronger, more efficient company with even greater resources to provide quality care and expanded services Annualized pro forma revenues of $5.7 billion and EBITDA of $615 million (pre-synergies)(1) Opportunities for good management talent in dynamic and rapidly growing healthcare services company Substantial benefits for both sets of shareholders and other constituencies

1. September 30, 2004 quarter annualized. EBITDA excludes NCRX “strategic planning, severance, other operating items and takeover defense costs.”

Omnicare’s Offer for NeighborCare

Value Creation for Both Sets of Shareholders

NeighborCare

Premium valuation

All-cash consideration

No market or execution risk Immediacy and certainty of value

Omnicare

Premier institutional pharmacy Stronger combined company Substantial potential synergies Significantly accretive to EPS

Compelling Opportunity for all Shareholders

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